Exhibit 10.8

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is effective as of April 2, 2015 and is made by and between PREMIER EXHIBITIONS, INC., a Florida corporation (the “Company”), and Samuel S. Weiser (the “Executive” or “Employee”). The Company and Executive may be referred to individually as a “Party” or collectively as the “Parties.”

In consideration of the promises and the mutual covenants set forth in this Agreement, the delivery and sufficiency of which is acknowledged, and intending to be legally bound, the Company and Executive, hereby agree as follows:

1.          Resignation. Executive hereby resigns as Executive Chairman and as a member of the Board of Directors of the Company, effective as of the date hereof. Executive hereby resigns from any other position as an employee, officer or director that Executive holds with the Company or any of its direct or indirect wholly owned or majority owned subsidiaries, effective as of the date hereof. Executive agrees to provide from time-to-time any further written resignations or confirmations reasonably necessary to evidence any of the foregoing resignations.

2.          Agreement Terminations. The Employment Agreement, dated as of August 28, 2014, by and between the Company and Executive (the “Employment Agreement”) is hereby terminated, effective as of the date hereof. Executive shall be entitled to no further compensation, reimbursements or benefits under the Employment Agreement. The Separation Agreement and Release, dated June 20, 2014, by and between the Company and Executive (the “Separation Agreement”) shall survive in accordance with its terms, except as expressly modified by Section 3 below.

3.          Continuing Payments under Separation Agreement. (a) As contemplated by Section 3(a) of the Employment Agreement, the remaining Separation Amount payable in twelve (12) equal monthly installments to Executive under Section 2(a) of the Separation Agreement shall recommence as of the date hereof. The Parties agree that there are ten (10) remaining payments of $10,000 per month that will be paid to Executive commencing in April 2015 and concluding with the last payment in January 2016. Each payment shall be made on the first business day of the month. The Company will issue Executive a Form W-2 for the Separation Amount payments. The payment of the remaining Separation Amount payments shall be subject to all applicable governmental withholdings.

(b)   As contemplated by Section 4(b) of the Employment Agreement, the remaining payments for reimbursement of health insurance premiums payable in twelve (12) equal monthly installments to Executive under Section 2(d) of the Separation Agreement shall recommence as of the date hereof. The Parties agree that there are ten (10) remaining payments of $2,775.17 per month that will be paid to Executive commencing in April 2015 and concluding with the last payment in January 2016.

(c)   Under Section 2(c) of the Separation Agreement the Company shall pay the full lease amount (not to exceed Two Thousand Dollars ($2,000) per month) for the office space currently leased to the Company and used by Employee in Chicago, Illinois. These payments shall be made on a monthly basis. Employee shall be permitted to use such office space through June 30, 2015. All fees and costs associated with maintaining such office other than the monthly lease payments shall be made by Employee.

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(d)        Except as expressly set forth in Sections 3(a), 3(b) or 3(c), Executive shall be entitled to no further compensation, reimbursements or benefits under the Separation Agreement.

4.          Consulting Fees. Between the date hereof and September 30, 2015, Executive shall make himself reasonably available to the Company through his consulting firm, Foxdale Management LLC, to provide consulting advice, information regarding historical Company transactions, and transition services as and when reasonably requested by the Company. Executive shall be required to provide such services only upon reasonable advance notice, during normal business hours and not to exceed ten (10) hours per month. In consideration of these services, the Company shall pay Foxdale Management LLC the aggregate sum of Three Hundred Thousand Dollars ($300,000), which shall be paid as follows: (a) $20,000 shall be paid per month, on the first business day of each month, commencing with April 2015 and through the month in which the Company closes a strategic merger transaction or a financing transaction that results in the pay-off of Pentwater Credit Opportunities Fund Ltd. and PWCM Master Fund Ltd. (a “Transaction”); and (b) the balance of the $300,000 shall be paid on the earlier of the following dates: the closing of a Transaction or on September 30, 2015. The Company agrees to reimburse Executive for the attorney fees incurred by Executive in negotiating and executing this Agreement, not to exceed $5,000.

5.          Equity Awards. (a) Effective as of the date hereof, with respect to the stock option relating to 15,000 (post reverse stock split) shares of the Company’s common stock granted to Executive under the First Amendment to Employment Agreement, dated June 12, 2013, by and between the Company and Executive, the exercise price of such option is hereby reduced to $4.48 per share and the term of such option is hereby extended for a period of five (5) years from and after the date of this Agreement. The amended option shall be represented by an amended grant letter, the terms of which shall be consistent with this section, to be issued by the Company to Executive promptly after the date hereof. All other equity awards and equity-based awards previously granted by the Company to Executive shall remain in effect in accordance with their terms.

(b)   The Company agrees that, at any time on or after the date that is ninety (90) days after the date of this Agreement, upon Executive’s request, it shall promptly remove, or cause to be removed, all restrictive legends from the share certificates representing the common stock of the Company held by Executive.

6.          Acknowledgment of No Other Payments or Benefits. Except for the payments, benefits and awards set forth in Sections 3, 4 and 5 of this Agreement, Executive is entitled to no other compensation, reimbursements or benefits from the Company. Executive’s eligibility for coverage as an active employee under all employee benefit plans maintained by the Company has terminated as of the date hereof.

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7.          Mutual Release. The Parties, for themselves and on behalf of each of their respective successors and assigns, general and limited partners, managers, directors, officers, representatives, attorneys, shareholders, agents and employees, hereby irrevocably and unconditionally release, acquit and forever discharge the other Party and the other Party’s successors and assigns, general and limited partners, managers, directors, officers, representatives, attorneys, shareholders, agents and employees (collectively, “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law, and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, or any other unlawful criterion or circumstance, that either of them had, now has, or may have in the future against the other Party and/or any of the other Party’s Releasees arising on or before the date hereof and arising out of or relating to the Executive’s employment relationship or the termination of that relationship with the Company and/or its affiliates and the Executive’s service on the Board of Directors of the Company and/or its affiliates. This mutual release includes, but is not limited to, any rights or claims arising under any statute, including the Employment Retirement Income Security Act of 1974, Title VII if the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, the American Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, or any other foreign, federal, state or local law or judicial decision, including, but not limited to, any rights or claims under any policy, plan, agreement, understanding or promise, written or oral, formal or informal, between Executive and the Company, in each case except as may not be released hereunder under applicable law. This mutual release does not include any recourse that either Party may have against the other Party pursuant to this Agreement.

8.          Non-disparagement. Each Party agrees that he or it will not make any statements, written or verbal, that disparage the other Party and/or the other Party’s Releasees. The Company shall make its officers and directors aware of the obligation set forth in this section. If either Party or its Releasees breaches the provisions of this section, the breaching party will be liable to the other party for any damages incurred as a result of such breach. The Parties acknowledge that equitable relief, including but not limited to specific performance by injunction, would be an appropriate remedy for the breach of this section.

9.          Return of Property. Within ten (10) days after the date of this Agreement, Executive will return, at the Company’s expense, all physical property of the Company in Executive’s possession. To the extent such information is in electronic form, Executive will irretrievably delete it to the best of his ability.

10.        Non-Interference. Executive agrees that between the date of this Agreement and September 30, 2015, Executive shall not knowingly take any action that would dissuade, directly impede or prevent any of the three potential transaction partners discussed at the meeting of the Company’s Board of Directors held on March 24, 2015 from submitting a competitive bid to acquire or provide financing to the Company.

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11.        Miscellaneous.

(a)        Governing Law, Venue. The provisions of this Agreement will be governed by and construed in accordance with the laws of the State of Georgia without giving effect to the principles of conflict of laws of such State. The Executive agrees that the state and federal courts located in Fulton County in the State of Georgia shall have jurisdiction in any action, suit, or proceeding against the Executive based on or arising out of this Agreement and the Executive hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to service of process in connection with any action, suit or proceeding against the Executive; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue, or service of process.

(b)       Waiver/Amendment. The waiver by any party to this Agreement of a breach of any provision hereof by any other party shall not be construed as a waiver of any subsequent breach by any party. No provision of this Agreement may be terminated, amended, supplemented, waived or modified other than by an instrument in writing signed by the party against whom the enforcement of the termination, amendment, supplement, waiver or modification is sought.

(c)        Entire Agreement. Except as set forth in Section 2 hereof, this Agreement represents the entire agreement between the parties with respect to the subject matter hereof and replaces and supersedes any prior agreements or understandings between the Parties with respect to the subject matter hereof.

(d)       Facsimiles/PDF’s/Counterparts. This Agreement may be executed in counterparts, all of which shall constitute one and the same instrument. Facsimile copies and electronic Portable Document Format files of executed signature pages transmitted by electronic mail will be deemed original for all purposes.

(e)       Insurance. The Company shall cause Executive to be covered under the Company’s directors and officers liability insurance policy upon a basis consistent with the Company’s other current and former directors and executive officers, subject to and on a basis consistent with the terms and conditions of such directors and officers liability insurance policy. The Company shall, upon Executive’s request, provide Executive with a then-current certificate of insurance evidencing such insurance coverage.

(f)        Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

IN WITNESS WHEREOF, the Company and Executive have duly executed this Agreement as of the date noted below.

PREMIER EXHIBITIONS, INC.		EXECUTIVE

By:	/s/ Mark A. Sellers	/s/ Samuel S. Weiser
Name: Mark A. Sellers		Samuel S. Weiser
Title: Chairman of the Board

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